Exhibit 10.37

STATE OF HAWAII

DEPARTMENT OF TRANSPORTATION

HARBORS DIVISION

HARBOR LEASE NO. H-92-22

SEA-LAND SERVICE, INC.

SHORESIDE FACILITIES FOR OPERATION

AND HANDLING OF CARGO CONTAINERS

SAND ISLAND CONTAINER COMPLEX

HONOLULU HARBOR, OAHU, HAWAII

STATE OF HAWAII

HARBOR LEASE NO. H-92-22

TABLE OF CONTENTS

PARAGRAPH	BASIC PROVISIONS AND EXHIBITS	PAGE
1	AREA LEASED	1
2	USE OF PREMISES	2
3	DEFINITIONS	3
4	GENDER AND NUMBER	3
5	HEADINGS NOT TO BE USED TO CONSTRUE DOCUMENT	3
6	EFFECTIVE DATE AND LEASE TERM	3
7	ANNUAL RENTAL	3
8	RENTAL REOPENING	4
9	MINIMUM ANNUAL GUARANTEE (MA-G)	6
10	LESSEE’S DUTIES AND RESPONSIBILITIES	8
11	TIME AND METHOD OF PAYMENT	8
12	INTEREST; SERVICE CHARGE	8
13	MINERALS AND WATERS	9
14	PREHISTORIC AND HISTORIC REMAINS	9
15	EASEMENTS	9
16	CONSTRUCTION OF IMPROVEMENTS; ENVIRONMENTAL ASSESSMENT	9
17	IMPROVEMENT BOND	11
18	CONTRACTOR’S INSURANCE	11
19	SIGNS	11
20	UTILITIES	11

	COVENANTS
21	TAXES, ASSESSMENTS, ETC.	12
22	UTILITY SERVICES	12
23	COVENANT AGAINST DISCRIMINATION	12
24	SANITATION, ETC.	12
25	WASTE AND UNLAWFUL, IMPROPER OR OFFENSIVE USE OF PREMISES	12
26	COMPLIANCE WITH LAWS	12
27	INSPECTION OF PREMISES	13
28	IMPROVEMENTS	13
29	REPAIRS TO IMPROVEMENTS	13
30	LIENS	13
31	ASSIGNMENTS, ETC.	13
32	SUBLETTING	14
33	MORTGAGE	15
34	INDEMNITY	15
35	COST OF LITIGATION	15
36	LIABILITY INSURANCE	15
37	FIRE AND EXTENDED COVERAGE INSURANCE	16
38	PERFORMANCE BOND	17
39	JUSTIFICATION OF SURETIES	17

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PARAGRAPH	COVENANTS	PAGE
40	WAIVER, MODIFICATION, REIMPOSITION OF BOND PROVISION	18
41	LESSOR’S LIEN	18
42	SECURITY INTEREST, MORTGAGE, ETC.	18
43	BREACH	19
44	RIGHT OF HOLDER OF RECORD OF A SECURITY INTEREST	20
45	EXCUSED PERFORMANCE	21
46	CONDEMNATION	22
47	RIGHT TO ENTER	22
48	ACCEPTANCE OF RENT NOT A WAIVER	23
49	EXTENSION OF TIME	23
50	SURRENDER	23
51	SURRENDER FOR PUBLIC PURPOSES	23
52	TERMINATION OF LEASE BY LESSEE	24
53	INVALID PROVISION – SEVERABILITY	24

IN WITNESS WHEREOF. . .		25

ACKNOWLEDGMENT PAGE		26

EXHIBIT “A” - MAP

EXHIBIT “B” - Metes and Bounds Description

EXHIBIT “C” - Assignments, Etc.

Attachment 1

Attachment 2

Attachment 3

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STATE OF HAWAII

DEPARTMENT OF TRANSPORTATION

HARBORS DIVISION

LEASE NO. H–92–22

THIS INDENTURE OF LEASE, made this 12th day of January, 1996, by and between the STATE OF HAWAII, by its Director of Transportation, hereinafter called the “LESSOR,” and SEA-LAND SERVICE, INC., whose business address is P. O. Box 1420, Honolulu, Hawaii 96806, hereinafter called the “LESSEE,”

WITNESSETH:

1. AREA LEASED. THAT THE LESSOR, for and in consideration of the rent to be paid and of the terms, covenants and conditions herein contained, all on the part of the LESSEE to be kept, observed and performed, does hereby demise and lease unto the LESSEE and the LESSEE does hereby lease and hire from the LESSOR, those certain parcels and easements, situated at Sand Island Container Yard Complex, Honolulu Harbor, Oahu, Hawaii, which parcels and easements are hereinafter called the “premises,” and more particularly shown on the map designated Exhibit “A” and described under Exhibit “B,” which are attached hereto and made parts hereof. The parcels and easements are designated as follows:

(a)	Parcel I: Exclusive use by the LESSEE for the construction of an office building containing an area of 10,262.75 square feet.

(b)	Parcel II: Exclusive use by the LESSEE for the construction of a gate house containing an area of 320 square feet.

(c)	Parcel III: Exclusive use by the LESSEE for the construction of a guard house containing an area of 53.73 square feet.

(d)	Parcel IV: Exclusive use by the LESSEE for the construction and installation of a mechanical pad containing an area of 352 square feet.

(e)	Parcel VI: Exclusive use by the LESSEE for maintenance and repair facility containing an area of 10,200 square feet and existing structure containing an area of 7,920 square feet.

(f)	Easement A: Nonexclusive use by the LESSEE for the construction and installation of underground powerline containing an area of 404.04 square feet.

(g)	Easement B: Exclusive use by the LESSEE for the construction and installation of a transformer pad containing an area of 485.64 square feet.

(h)	Easement C: Nonexclusive use by the LESSEE for the construction and installation of underground powerline containing an area of 972.06 square feet:

(i)	Easement D: Nonexclusive use by the LESSEE for the construction and installation of underground 2-inch waterline containing an area of 1,149.22 square feet.

(j)	Easement E: Nonexclusive use by the LESSEE for the construction and installation of underground 4-inch sewerline containing an area of 1,083.96 square feet.

(k)	Easement F: Nonexclusive use by the LESSEE for the construction and installation of underground powerline containing an area of 360.28 square feet.

(l)	Easement G: Nonexclusive use by the LESSEE for the construction and installation of underground powerline containing an area of 231.42 square feet.

(m)	Easement H: Nonexclusive use by the LESSEE for the construction and installation of underground powerline containing an area of 165.11 square feet.

(n)	Easement I: Nonexclusive use by the LESSEE for the construction and installation of underground 6-inch sewerline containing an area of 3,030.14 square feet.

(o)	Easement J: Exclusive easement for repair and maintenance of cesspool containing an area of 200 square feet.

(p)	Easement K: Wharf crane containing an area of 21,190 square feet and crane rails containing an area of 5,063 square feet.

2. USE OF PREMISES. The premises shall be used solely for the construction, installation, maintenance, use and repair of office building, gate house, guard house, mechanical pad, transformer pad, subsurface powerlines, subsurface sewerlines, wharf cranes and crane rails for the operation and handling of cargo containers.

3. DEFINITIONS. As used herein, unless specifically indicated otherwise or clearly repugnant to the context:

(a)	“LESSOR” means the Director of Transportation of the State of Hawaii or his representative;

(b)	“LESSEE” means SEA-LAND SERVICE, INC. herein, its successors or permitted assigns, according to the context hereof;

(c)	“Holder of record of a security interest” means a person who is the owner or possessor of a security interest in the premises and who has filed with the Department of Transportation and with the Bureau of Conveyances of the State of Hawaii a copy of such interest;

(d)	“Premises” means the parcels and easements hereby demised;

4. GENDER AND NUMBER. The use of any gender includes all genders; the singular includes the plural and the plural includes the singular;

5. HEADINGS NOT TO BE USED TO CONSTRUE DOCUMENT. The marginal headings throughout this lease are for the convenience of the LESSOR and the LESSEE and are not intended to construe the intent or meaning of any of the provisions hereof.

6. EFFECTIVE DATE AND TERM OF LEASE. The lease shall be for a period of thirty-five (35) years commencing on the date the lease is filed with the Federal Maritime Commission pursuant to Section 5(a) of the Shipping Act of 1984, 46 U.S.C. Section 1704(a) and approval pursuant to Section 15 of the Shipping Act, 1916.

Any subsequent amendment hereto shall be filed with the Federal Maritime Commission as provided in Section 5(a) and become effective on the date of filing.

7. ANNUAL RENTAL. The rental for the first (1st) through the fifth (5th) years of the lease shall be TWO HUNDRED NINETY-FIVE THOUSAND SIX HUNDRED NINE AND NO/100 DOLLARS ($295,609.00); from the sixth (6th) through the tenth (10th) years, the rental shall be THREE HUNDRED EIGHTY-FOUR THOUSAND TWO HUNDRED NINETY-TWO AND NO/100 DOLLARS ($384, 292.00) ; and from the eleventh (11th) through fifteenth (15th) years, the rental shall be FOUR HUNDRED NINETY-NINE THOUSAND FIVE HUNDRED EIGHTY AND NO/100 DOLLARS ($499,580.00) . The annual rental for subsequent years shall be determined under paragraph 8 to be set forth in amendments hereto filed and effective as provided in paragraph 6.

The annual rental shall be waived for one year (1) from the effective date of that certain Construction Right-of-Entry Agreement dated September 1, 1991 made by and between the LESSOR and the LESSEE or upon initiation of operation, whichever occurs first.

8.	RENTAL REOPENING.

(a)	Period. The annual rental hereinabove reserved shall be reopened and redetermined at the expiration of the fifteenth (15th) and twenty-fifth (25th) years of said term. The appraiser (s) referred to below shall also determine an appreciation rate to be applied on the latter five-year (5) portion of each ten-year (10) period, which rate shall not be less than thirty percent (30%).

(b)	Determination of rental upon reopening of the annual rental. The rental for any ensuing period shall be the fair market rental at the time of reopening. Except as provided herein, the provisions in Chapter 658, Hawaii Revised Statutes, shall be followed. At least six (6) months prior to the time of reopening, the fair market rental and the appreciation rate shall be determined by an appraiser whose services shall be contracted for by the LESSOR, and the LESSEE shall be promptly notified by certified mail, return receipt requested, of the fair market rental and appreciation rate as determined by LESSOR’S appraiser; provided, that should the LESSEE fail to notify LESSOR in writing within thirty (30) days after receipt thereof that LESSEE disagrees with the fair market rental and appreciation rate as determined by LESSOR’S appraiser and that LESSEE has appointed its own appraiser to prepare an independent appraisal report, then the fair market rental and appreciation rate as determined by LESSOR’S appraiser shall be deemed to have been accepted by LESSEE and shall be the fair market rental as of the date of reopening and the appreciation rate to be used. If LESSEE has notified LESSOR in writing and appointed his appraiser as stated hereinabove, LESSEE’S appraiser shall complete his appraisal and the two appraisers shall then exchange their reports within forty-five (45) days from the date of LESSEE’S appointment of the appraiser.

The two appraisers shall review each other’s reports and make every effort to resolve whatever differences they may have. However, should differences still exist fourteen (14) days after the exchange, the two appraisers shall within seven (7) days thereafter appoint a third appraiser who shall also prepare an independent appraisal report based on the review of the two appraisal reports prepared and any other data. Copies thereof shall be furnished to the first two appraisers within forty-five (45) days of the appointment. Within twenty (20) days after receiving the third appraisal report, all three shall meet and determine the fair market rental and appreciation rate in issue. The fair market rental and appreciation rate as determined by a majority of the appraisers shall be final and binding upon both LESSOR and LESSEE, subject to vacation, modification or correction in accordance with the provisions of Sections 658-8 and 658-9, Hawaii Revised Statutes. The LESSEE shall pay for its own appraiser and the cost of the services of the third appraiser shall be borne equally by the LESSOR and the LESSEE. All appraisal reports shall become part of the public record of the LESSOR.

In the event that the appraisers are unable to determine the fair market rental before the reopening date, or by the foregoing prescribed time, whichever is later, the LESSEE shall pay the fair market rental as determined by LESSOR’S new appraised value until the new rent is determined and the rental paid by LESSEE shall then be subject to retroactive adjustments as appropriate to reflect the fair market rental determined as set forth hereinabove. However, LESSEE or LESSEE’S appraiser’s failure to comply with the procedures set forth above shall constitute a waiver of LESSEE’S right to contest the new rent, and the LESSEE shall pay the rent as determined by LESSOR’S appraiser without any retroactive adjustments. Alternatively, LESSOR may treat such failure as a breach of this lease and terminate the lease.

The value of improvements constructed, installed and owned by the LESSEE within the premises shall not be considered in determining the fair market rental.

The LESSOR and the LESSEE shall evidence such redetermination or annual ground rental made hereunder a written instrument signed by the LESSOR and the LESSEE. The LESSOR shall submit to the Federal Maritime Commission for its information a statement of the amount of the annual ground rental as so determined hereinabove.

9. MINIMUM ANNUAL GUARANTEE (MAG) . In addition to the lease rental payable in accordance with paragraph 8 above, the LESSEE, as a terminal operator, shall pay to LESSOR any and all tariffs, fees, costs, assessments, charges, surcharges, and any other payments required or otherwise applicable under Chapter 19-44 of the Hawaii Administrative Rules (hereinafter “Sand Island Container Facility tariff”) . In the event that the aggregate amount of charges incurred by the LESSEE for services provided by the LESSOR pursuant to the Sand Island Container Facility tariff in any year commencing with the effective date of this lease and for each subsequent year thereafter, is less than the minimum annual guaranteed amount of FOUR HUNDRED FIFTY FOUR THOUSAND THREE HUNDRED TEN AND NO/100 DOLLARS ($454 .310. 00 (the “MAG”), the LESSEE shall pay the LESSOR the difference between such amounts incurred by the LESSEE based on the Sand Island Container Facility tariff and the MAG. If the amounts incurred by the LESSEE during one (1) calendar year of the lease term pursuant to the Sand Island Container Facility tariff exceeds the MAG, the LESSEE shall pay the total amount due pursuant to the Sand Island Container Facility tariff to the LESSOR with the LESSEE receiving credit for any MAG payments made during the lease year. The obligation to pay the MAG shall commence on the effective date of this lease. Prorated adjustments will be made for less than full years. Determination of the Sand Island Container Facility tariff shall be in accordance with the Hawaii Administrative Rules, Commercial Harbors and Tariff, as the same may be amended from time to time.

In calculating and fixing the MAG, the MAG shall be equal to the sum of:

(a)	the amortized cost of short-term and long-term container terminal improvements requested by the LESSEE or required by this lease paid for by the LESSOR and

(b)	an allocated portion of the operational expenses of the LESSOR as follows:

(1)	The cost of short-term container terminal improvements requested by the LESSEE or required by this lease paid for by the LESSOR, such as, but not limited to, asphalt concrete pavement, pavement marking, and pavement striping, shall be amortized over a twenty (20) year period at an appropriate rate ;

(2)	The cost of long-term container terminal improvements requested by LESSEE or required by this lease paid for by the LESSOR, such as, but not limited to, pavement substructure, wharf structure, buildings, and utilities, shall be amortized over a forty (40) year period at an appropriate rate;

(3)	The appropriate rate used to determine the capital recovery factor which, in turn, is used for determining amortized cost of the LESSOR work described above, shall be eight percent (8%) per annum. The appropriate rate used to determine the capital recovery factor for the amortized cost of subsequent container terminal improvements paid for by the LESSOR shall include consideration of proportionate increases in the cost of financing to the State of Hawaii; and

(4)	The value of land comprising the premises to be leased to the LESSEE, expenses incurred by the LESSEE for container terminal improvements, and the value of unimproved land in the Common use areas shall be excluded from the calculation of the MAG.

The MAG shall be increased from time to time whenever the LESSOR has completed improvements within the Common use areas and has disbursed public funds in payment therefore, or has acquired additional Common use areas with improvements thereon, which areas are added to or made a part of the Sand Island Container Facility container facility. The MAG shall be decreased for circumstances and in the manner outlined in paragraph 45 of this lease. The MAG shall be adjusted if the boundary of the container facility is adjusted due to elimination from the container facility of any portion of the improved Common use areas designated in this lease.

The LESSOR may adjust the MAG upon giving the LESSEE thirty (30) days written notice of such adjustment. If the MAG is increased or decreased during any given year, the amount of the increase or decrease shall be prorated accordingly for the remaining term of that year.

The LESSEE shall provide the LESSOR, within thirty (30) days after completion of each year of the lease term, a report showing the total payments made to the LESSOR for the Sand Island Container Facility tariff during the year. If the Sand Island Container Facility tariff is more than the MAG, the LESSEE shall pay the difference to the LESSOR at the time the LESSEE submits its report to the LESSOR.

10. LESSEE’S DUTIES AND RESPONSIBILITIES. In connection with the obligations of the LESSEE hereunder, the LESSEE shall:

(a)	Use its best efforts in every proper manner to maintain, develop and increase the business conducted by it hereunder.

(b)	Maintain and keep in accordance with accepted accounting practices and on the accrual basis, true and accurate accounts, books, data and records of its operations.

The LESSOR reserves the right and the LESSEE agrees to the examination and audit of such records, books of account and the like at any time during the term of the lease, if such examination or audit reveal discrepancies, the LESSEE shall reimburse the LESSOR for any underpayments made to it as a result of errors in monthly statements. The LESSOR shall reimburse or credit the LESSEE for any overpayments received by it as a result of any such errors.

11. TIME AND METHOD OF PAYMENT. The LESSEE shall pay to the LESSOR at the Harbors Division Fiscal Office, Department of Transportation, 79 South Nimitz Highway, Honolulu, Hawaii 96813, annual rental as provided hereinabove, payable in advance; the first payment being due upon the commencement date and all subsequent payments being due on the first day of February of each and every year during said term, provided the first payment shall be at the net annual rate prorated for the period from the first day of the lease term through the first subsequent January 31. The LESSEE shall pay said rent to the LESSOR at the time, in the manner and form aforesaid and at the place specified above, or at such other place as the LESSOR may from time to time designate, in legal tender of the United States of America.

12. INTEREST; SERVICE CHARGE. Without prejudice to any other remedy available to the LESSOR, LESSEE agrees without further notice or demand as follows:

(a)	To pay interest at the rate of one percent (1%) per month, compounded monthly, on all delinquent payments;

(b)	To pay a service charge of $25.00 per month, or such other service charge as may be prescribed by rules adopted by LESSOR, provided that in no event shall a service charge in excess of $50.00 be levied under this agreement; and

(c)	That the term “delinquent payments” as used herein means any payment or rent, fees, service charges or other charges payable by LESSEE to LESSOR, which are not paid when due.

13. MINERALS AND WATERS. The LESSOR reserves the right to all minerals as hereinafter defined, in, on or under the premises and the right, on its own behalf or through persons authorized by it, to prospect for, mine and remove such minerals and to occupy and use so much of the surface of the ground as may be required for all purposes reasonably extending to the mining and removal of such minerals by any means whatsoever, including strip mining. “Minerals,” as used herein shall mean any or all oil, gas, coal, phosphate, sodium, sulfur, iron, titanium, gold, silver, bauxite, bauxitic clay, diaspore, boehmite, laterite, gibbsite, alumina, all ores of aluminum and, without limitation thereon, all other mineral substances and ore deposits, whether solid, gaseous or liquid, in, on or under the land; provided that “minerals” shall not include sand, gravel, rock or other material suitable for use and when used in road construction in furtherance of the LESSEE’S required or permitted activities on the premises and not for sale to others. The LESSOR also reserves the right to all surface and ground waters appurtenant to the premises and the right on its own behalf or through persons authorized by it, to capture, divert or impound the same and to occupy and use so much of the premises as may be required in the exercise of this right reserved; provided that, as a condition precedent to the exercise by the LESSOR of the rights reserved in this paragraph just compensation shall be paid to the LESSEE for any of the LESSEE’S improvements taken.

14. PREHISTORIC AND HISTORIC REMAINS. All prehistoric and historic remains found on the premises shall be and remain the property of the LESSOR and shall not be disturbed or removed by the LESSEE, its employees, agents or contractors, without the express approval of the LESSOR.

15. EASEMENTS. The LESSOR reserves the right to establish, or to sell or grant to others, easements required for maritime or utility purposes; provided that such easements shall not in any substantial way, interfere with the LESSEE’S use of the premises.

16. CONSTRUCTION OF IMPROVEMENTS; ENVIRONMENTAL ASSESSMENT. The LESSEE at its own cost and expense shall construct, install and maintain all improvements required for the operation of the container facility.

The LESSEE shall, prior to constructing and installing all improvements on the premises and within thirty (30) days, if applicable, submit an Environmental Assessment to the LESSOR and an application for a Special Management Area Permit to the Department of Utilization, City and County of Honolulu. If an Environmental Impact Statement is required, the LESSEE shall submit said Statement for approval to the Office of

Environmental Quality Control within sixty (60) days after the approval of the Special Management Area Permit and the Environmental Impact Statement or Negative Declaration whichever is necessary to comply with Chapter 343, Hawaii Revised Statutes and the Regulations of State of Hawaii’s Environmental Quality Commission, the LESSEE shall submit the completed plans for the installation and construction of the improvements to the LESSOR.

Prior to construction, the LESSEE will, if required, obtain the City and County of Honolulu’s approval for the Special Management Area Permit and for shoreline setback requirements and a building permit be in compliance with shoreline setback requirements and obtain a building permit from the City and County of Honolulu within thirty (30) days from the LESSOR’S approval of the construction plans. The LESSOR does not warrant or guarantee that the City and County of Honolulu will permit the construction and installation of the improvements required hereunder. All costs associated with meeting the requirements of obtaining the building permit will be borne by the LESSEE. All site improvement costs shall be borne by the LESSEE. Construction and installation of the improvements shall commence within ninety (90) days of the issuance of the building permit.

The LESSEE shall submit a monthly progress report, reflecting the status of the delivery of the plans for the installation and construction of the improvements, Environmental Assessment and Statement, if necessary, Special Management Area Permit, permits, etc, as stated herein.

In the event of disapproval of any of the necessary permits or in the event conditions are imposed such that they cause the undertaking of the purpose of the lease uneconomical in the reasonable opinion of the LESSEE, then the LESSEE may request renegotiation of the lease or may be released from the lease and all deposits. However, such uneconomical conditions must have the concurrence from the LESSOR.

Within sixty (60) days after the approval of the Environmental Impact Statement or Negative Declaration or Special Management Area Permit or commencement of the lease, whichever occurs latest, the LESSEE shall commence with the construction and installation of improvements related to the purpose of this lease.

During the term of this lease, no improvements, alterations or additions will be constructed on or under the premises unless the LESSEE first submits its plans and specifications to the LESSOR for its approval and approval is granted by the LESSOR in writing. The plans and specifications for such improvements, alterations or additions oust be in full compliance with all statutes, ordinances, and rules and regulations applicable thereto. Except as otherwise provided herein, the LESSEE shall retain title to any and all trade fixtures, furnishings, equipment and other personal property placed or installed by the LESSEE, at its own cost and expense, during the term of this lease.

17. IMPROVEMENT BOND. Upon receipt of the appropriate building permit, the LESSEE shall, within thirty (30) days after the date of this lease, procure and deposit with the LESSOR a surety bond in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), which bond shall:

(a)	Name the State of Hawaii as obligee,

(b)	Be conditioned upon the faithful observance and performance of the building requirement contained in paragraph 16 and

(c)	Save and hold the LESSOR harmless from all liens, suits, actions or damages arising out of, caused by or attributable to such work performed pursuant to said building requirements.

18. CONTRACTOR’S INSURANCE. Before commencing the construction or installation of any leasehold improvements, equipment or fixtures on the premises, the LESSEE shall require that all contractors and subcontractors employed on the premises by the LESSEE or the LESSEE’S contractor procure and maintain in full force and effect during the course of construction and installation the following insurance:

(a)	Workers Compensation as required by law.

(b)	Contractor’s Comprehensive General Liability and Property Damage with a combined minimum single limit of $1,000,000.00 for bodily injury and property damage per occurrence.

(c)	Contractor’s Automobile General Liability and Protective Property with a combined minimum single limit of $300,000.00 for bodily injury and property damage per occurrence.

19. SIGNS. All exterior signs, installed or painted, advertising the business or activity conducted on the premises, shall be restricted to the appurtenant equipment or the improvements constructed by the LESSEE. All signs installed or painted shall be done in good aesthetic taste and shall strictly conform to the sign ordinance of the City and County of Honolulu.

20. UTILITIES. Water, sewer, electricity and telephone services are available at the harbor. As aforementioned, the LESSEE shall be responsible for providing utility services at the site, subject to the prior approval of the Building Department, City and County of Honolulu.

THE LESSOR COVENANTS AND AGREES WITH THE LESSEE that upon the payment of said rent at the times and in the manner aforesaid and the observance and performance of the covenants, terms and conditions hereof on the part of the LESSEE to be observed and performed, the LESSEE shall and may have, hold and enjoy the premises for the term hereby, without hindrance or interruption by the LESSOR or any other person or persons lawfully claiming by, through or under it.

THE LESSEE FURTHER COVENANTS AND AGREES WITH THE LESSOR AS FOLLOWS:

21. TAXES, ASSESSMENTS, ETC. The LESSEE shall pay or cause to be paid, when due, the amount of all taxes, rates, assessments and other outgoings of every description as to which the premises or any part thereof, or any improvements thereon, or the LESSOR or LESSEE in respect thereof, are now or may hereafter be assessed or become liable by authority of law during the term of this lease; provided, however, that with respect to any assessment made under any betterment or improvement law which may be payable in installments, the LESSEE shall be required to pay only such installments, together with interest, as shall become due and payable during said term.

22. UTILITY SERVICES. The LESSEE shall pay when due all charges, duties and rates of every description, including water, sewer, gas, refuse collection or any other charges, as to which said premises, or any part thereof, or any improvements thereon or the LESSOR or LESSEE in respect thereof may during said term become liable, whether assessed to or payable by the LESSOR or LESSEE.

23. COVENANT AGAINST DISCRIMINATION. The use and enjoyment of the premises shall not be in support of any policy which discriminates against anyone based upon race, sex, color, religion or ancestry.

24. SANITATION, ETC. The LESSEE shall keep the premises and improvements in a strictly clean, sanitary and orderly condition.

25. WASTE, AND UNLAWFUL, IMPROPER OR OFFENSIVE USE OF PREMISES. The LESSEE shall not commit, suffer or permit to be committed any waste, nuisance, strip or unlawful, improper or offensive use of the premises, or any part thereof.

26. COMPLIANCE WITH LAWS. The LESSEE shall comply with all of the requirements of all municipal, state and federal authorities and observe all municipal ordinances and state and federal laws, pertaining to the premises, now in force or which may hereinafter be in force.

27. INSPECTION OF PREMISES. The LESSEE will permit the LESSOR and its agents, at all reasonable times during the said term, to enter the premises and examine the state of repair and condition thereof.

28. IMPROVEMENTS. The LESSEE shall not at any time during said term construct, place, maintain and install on the premises any building, structure or improvement of any kind and description whatsoever except with the prior written approval of the LESSOR and upon such condition as the LESSOR may impose, including any adjustment of rent, unless otherwise provided herein.

29. REPAIRS TO IMPROVEMENTS. The LESSEE shall, at its own expense, keep, repair and maintain all buildings and improvements now existing or hereafter constructed or installed on the premises in good order, condition and repair, reasonable wear and tear excepted; provided, however, LESSEE shall have no obligation to repair or restore damage to the extent caused by on event beyond its control as provided in paragraph 45, except that the proceeds of insurance required under paragraph 37 shall be applied as provided therein.

30. LIENS. The LESSEE will not commit or suffer any act or neglect whereby the premises or any improvement thereon or the estate of the LESSEE in the same shall become subject to any attachment, lien, charge or encumbrance whatsoever, except as hereinafter provided, and shall indemnify and hold harmless the LESSOR from and against all attachments, liens, charges and encumbrances and all expenses resulting therefrom.

31. ASSIGNMENTS, ETC. The LESSEE shall not transfer assign, or permit any other person to occupy or use the premises or any portion or transfer or assign this lease or any interest, either voluntarily or by operation of law, except by way of devise, bequest, or intestate succession, and any transfer or assignment made shall be null and void; provided that with the prior written approval of the LESSOR the assignment and transfer of this lease or any portion may be made pursuant to Section 171-3 6, Hawaii Revised Statutes and more particularly if:

(a)	It contains the personal residence of the LESSEE;

(b)	In the case of commercial, industrial, and other business uses, the LESSEE was required to put in substantial building improvements;

(c)	The LESSEE becomes mentally or physically disabled;

(d)	Extreme economic hardship is demonstrated to the satisfaction of the LESSOR; or

(e)	It is to the corporate successor of the LESSEE;

provided, further, that prior to the approval of any assignment of lease, the LESSOR shall have the right to review and approve the consideration paid by the Assignee and may condition its consent to the assignment of the lease on payment by the LESSEE of a premium of fifty percent (50%) of the amount by which the consideration for the assignment, whether by cash, credit or otherwise, exceeds the straight-line depreciated cost of improvements and trade fixtures being transferred to the Assignee, as further explained in Exhibit “C” attached hereto. The premium on any subsequent assignments shall be based on the difference in the selling and purchase price plus the straight-line depreciated cost of any improvements constructed by the then Assignor.

If the LESSEE is a partnership, joint venture or corporation, the sale or transfer of twenty percent (20%) or more of ownership interest or stocks by dissolution, merger or any other means must be reported to the LESSOR and shall be deemed an assignment for purposes of this paragraph and subject to the right of the LESSOR to impose the foregoing premium on the difference between the selling price and the cost of the investment appreciated at eight percent (8%) per year, it being the intent that any substantial profit resulting from the sale or transfer of ownership interest shall be subject to the payment of a premium to the LESSOR.

The LESSEE shall furnish the LESSOR with the actual costs of all improvements and renovation within thirty (30) days upon completion as well as the purchase costs of cranes and all trade fixtures acquired for the LESSEE’S use of the premises within thirty (30) days after their purchase. The LESSEE shall furnish evidence of the actual costs by copy of the construction contract, receipts or otherwise. The LESSEE shall also furnish the LESSOR with an inventory of all personal property placed on the premises.

32. SUBLETTING. The LESSEE shall not rent or sublet the whole or any portion of the premises, without the prior written approval of the LESSOR. Unless authorized by law, the LESSOR shall deny consent to any uses not specified as allowable under the lease. The LESSOR may review and approve the rent to be charged to the proposed sublessee and revise the rent and rent structure charged to the LESSEE by the LESSOR in light of the rental rate charged to the proposed sublessee by the LESSEE; and to include such other terms and conditions prior to any approval by the LESSOR; provided, further, that the rent may not be revised downward; and provided further that any sublease or other transfer that is determined by LESSOR to be in fact, an assignment, shall trigger the provisions of paragraph 31.

33. MORTGAGE. The LESSEE shall not mortgage, hypothecate or pledge the premises or any portion of this lease or any interest herein except in accordance with end subject to the provisions of paragraph 42 hereof and any such mortgage, hypothecation or pledge without the prior written approval of the LESSOR shall be null and void.

34. INDEMNITY. The LESSEE will indemnify, defend and hold the LESSOR harmless:

(a)	From and against any claim or demand by third persons for loss, liability or damage, including claims for property damage, personal injury or wrongful death, arising out of any accident on the premises and sidewalks and roadways adjacent thereto or occasioned by any act or nuisance made or suffered on the premises, or by any fire thereon or growing out of or caused by any failure on the part of the LESSEE to maintain the premises in a safe condition and will reimburse the LESSOR for all costs and expenses in connection with the defense of such claims; and

(b)	From end against all actions, suits, damages and claims by whomsoever brought or made by reason of the nonobservance or nonperformance of any of the terms, covenants and conditions herein or the rules, regulations, ordinances and laws of the federal, state, municipal or county governments.

35. COSTS OF LITIGATION. In case the LESSOR shall, without any fault on its part, be made a party to any litigation commenced by or against the LESSEE (other than condemnation proceedings), the LESSEE shall and will pay all costs and expenses incurred by or imposed on the LESSOR, furthermore, the LESSEE shall and will pay all costs and expenses which may be incurred or paid by the LESSOR in enforcing the covenants and agreements of this lease, in recovering possession of the premises or in the collection of delinquent rental, taxes and any and all other charges.

36. LIABILITY INSURANCE. The LESSEE shall procure, at its own cost and expense, and keep in force during the entire term of this lease, with an insurance company or companies acceptable to the LESSOR, a policy or policies of comprehensive general liability insurance with minimum limits as follows:

Property damage per occurrence:	$500, 000.00
Personal injury or death:
Per person per occurrence	$1,000,000.00
per occurrence	$5,000,000.00

Said policy or policies shall cover the premises, including all buildings, improvements and grounds and all roadways and sidewalks on or adjacent to the premises in the control of the LESSEE. The LESSEE shall furnish the LESSOR with a certificate showing such policy to be initially in force and shall furnish a like certificate upon each renewal of such policy, each such certificate to contain or be accompanied by an assurance of the insurer that the LESSOR shall be notified at least thirty (30) days prior to any termination or cancellation of, or material change in said policy. The procuring of this policy shall not release or relieve the LESSEE of its responsibility under this lease. The policy or policies required under this provision shall name the LESSOR as an additional insured.

However, all requirements in this lease related to the LESSEE’S obligation to obtain insurance, including liability insurance and such other policies of insurance as the LESSEE is required to obtain herein, may be satisfied by the LESSEE by way of a captive insurance company of the LESSEE or similar arrangement approved by the Insurance Commissioner of the State of Hawaii pursuant to the Hawaii Revised Statutes, Chapter 341.

The minimum limits of insurance recited herein may be increased by such amounts as the LESSOR, in the exercise of sound and prudent judgment, may require.

37. FIRE AND EXTENDED COVERAGE INSURANCE. The LESSEE will, at its own expense, at all times during the term of this lease, keep insured all buildings and improvements erected on the premises hereby in the joint names of LESSOR, LESSEE and Mortgagee, if any, as their interest may appear, against loss or damage by fire including perils specified in the extended coverage endorsement and in an amount equal to the maximum insurable value thereof, in a company or companies approved by the LESSOR, and will pay the premiums thereon at the time and place the same are payable; that the policy or policies of insurance shall be made payable in case of loss to the LESSOR, LESSEE and Mortgagee, if any, as their interests may appear, and shall be deposited with the Mortgagee, if any, otherwise with the LESSOR, and that any proceeds derived therefrom in the event of total or partial loss shall be immediately available to, and as soon as reasonably possible, be used by the LESSEE for rebuilding, repairing, or otherwise reinstating the buildings in a good and substantial manner according to the plans and specifications approved in writing by the LESSOR; provided, however, that with the approval of the LESSOR, the LESSEE may surrender this lease and pay the balance owing on any mortgage and the LESSEE shall then receive that portion of said proceeds which the unexpired term of this lease at the time of said loss or damage bears to the whole of said term, the LESSOR to retain the balance of said proceeds.

However, all requirements in this lease related to the LESSEE’S obligation to obtain insurance, including liability insurance and such other policies of insurance as the LESSEE is required to obtain herein, may be satisfied by the LESSEE by way of a captive insurance company of the LESSEE or similar arrangement approved by the Insurance Commissioner of the State of Hawaii pursuant to the Hawaii Revised Statutes, Chapter 341.

The LESSEE shall furnish to the LESSOR and Mortgagee, if any, a certificate showing such policy or policies to be initially in force and shall furnish a like certificate upon each renewal of such policy or policies, each such certificate to contain or be accompanied by an assurance of the insurer to notify the LESSOR and Mortgagee with a thirty (30) day written notice, if any, of any intention to cancel any such policy or policies, prior to actual cancellation.

38. PERFORMANCE BOND. That the LESSEE shall, within thirty (30) days after the effective date of this lease, deposit and maintain with the LESSOR, in cash, certified check, certificate of deposit, or other security, in an amount equivalent to one-fourth (1/4) of the annual rental or at its own cost and expense, procure and deposit with the LESSOR and thereafter keep in full force and effect during the term of this lease a good and sufficient surety bond, conditioned upon the full and faithful observance and performance by said LESSEE of all of the terms, conditions and covenants of this lease, the amount of said bond to equal the rental for one-fourth (1/4) of the annual rental payable. Said bond shall provide that in case of a breach or default of any of the terms, covenants, conditions and agreements contained herein, the full amount of the bond shall be paid to the LESSOR as liquidated and ascertained damages and not as a penalty.

39. JUSTIFICATION OF SURETIES. Such bonds as may be required herein shall be supported by the obligation of a corporate surety organized for the purpose of being a surety and qualified to do business as such in the State of Hawaii, or by not less than two personal sureties, corporate or individual, for which justifications shall be filed as provided in Section 7B-20, Hawaii Revised Statutes, as amended; provided, however, the LESSEE may furnish a bond in like amount, conditioned as aforesaid, executed by it alone as obligor, if, in lieu of any surety or sureties, it shall also furnish and at all times thereafter keep and maintain on deposit with the LESSOR, security in certified checks, certificates of deposit (payable on demand or after such period as the LESSOR may stipulate), bonds, stocks or other negotiable securities properly endorsed, or execute and deliver to said LESSOR a deed or deeds of trust of real property, all of such character as shall be satisfactory to the LESSOR and valued in the aggregate at not less than the principal amount of said bond. It is agreed that the value at which any securities may be accepted and at any time thereafter held by the LESSOR under the foregoing proviso shall be determined by the LESSOR, and that the LESSEE may, with the approval of the LESSOR, exchange other securities or money for any of the deposited securities if in the judgment of the LESSOR the substitute securities or money shall be at least equal in value to those withdrawn. It is further agreed that substitution of sureties or the substitution of a deposit of security for the obligation of a surety or sureties may be made by the LESSEE, but only upon the written consent of the LESSOR and that until such consent be granted, which shall be discretionary with the LESSOR, no surety shall be released or relieved from any obligation hereunder.

40. WAIVER, MODIFICATION, REIMPOSITION OF BOND PROVISION. Upon substantial compliance by the LESSEE of the terms, covenants, and conditions herein contained on its part to be observed end performed, the LESSOR at its discretion may waive or suspend the improvement bond requirement or modify the same by reducing the amount thereof; provided, however, that the LESSOR reserves the right to reactivate or reimpose said bond in and to their original tenor and form at any time throughout the term of this lease.

41. LESSOR’S LIEN. That the LESSOR shall have a lien on all the buildings and improvements placed on the premises by the LESSEE, on all property kept or used on the premises, whether the same is exempt from execution or not and on the rents of all improvements and buildings situated on the premises for all such costs, attorney’s fees, rent reserved, for all taxes and assessments paid by the LESSOR on behalf of the LESSEE and for the payment of all monies as provided in this lease to be paid by the LESSEE, and such lien shall continue until the amounts due are paid.

42. SECURITY INTEREST, MORTGAGE, ETC. Upon due application by the LESSEE and with the written consent of the LESSOR, the LESSEE may mortgage this lease or any interest herein or create a security interest in the premises. If the mortgage or security interest, is to a recognized lending institution, .authorized to do business as a lending institution, in either the State of Hawaii or elsewhere in the United States, such consent may extend to foreclosure and sale of LESSEE’S interest at such foreclosure to a qualified purchaser, including the mortgagee, to lease, own or otherwise acquire and hold the premises or any interest therein. The interest of the mortgagee or holder Shall be freely assignable. The term “holder” shall include an insurer or guarantor of the obligation or condition of such mortgage, including the Department of Housing and Urban Development through the Federal Housing Administration, the Federal National Mortgage Association, the Veterans Administration, the Small Business Administration, Farmers Home Administration, or any other Federal agency and their respective successors and assigns or any lending institution authorized to do business in the State of Hawaii or elsewhere in the United States; provided, that the consent to mortgage to a nongovernmental holder shall not confer any greater rights or powers in, the holder than those which would be required by any of the aforementioned Federal agencies.

43. BREACH. That time is of the essence of this lease and if the LESSEE shall fail to yield or pay such rent, at the times and in the manner aforesaid, or shall become bankrupt, or shall abandon the premises, or if this lease and the premises shall be attached or otherwise be taken by operation of law, or if any assignment be made of the LESSEE’S property for the benefit of creditors, or if the LESSEE shall fail to observe and perform any of the covenants, terms and conditions herein contained and on its part to be observed and performed, and such failure shall continue for a period of more than sixty (60) days after delivery by the LESSOR of a written notice of such breech or default by personal service, registered mail or certified mail to the LESSEE at its last known address and to each mortgagee or holder of record having a security interest in the premises, then the LESSOR may, subject to the provisions of Section 171-21, Hawaii Revised Statutes, at once reenter the premises or any part thereof, administratively and without the need for a court order and upon or without such entry, at its option, terminate this lease without prejudice to any other remedy or right of action for arrears of rent or for any preceding or other breach of contract; upon expiration or earlier termination of this lease other improvements constructed by the LESSEE shall become the property of the LESSOR, provided that the LESSOR require the . LESSEE to remove any equipment, signs or other structures.

Provided that where the breach involves failure to make timely rental payments, the LESSEE shall cure the breach within five (5) business days after receipt of notice, otherwise the LESSOR may reenter the premises and terminate this lease administratively without the need for a court order. In such event, the LESSEE shall be liable for subsequently accruing rent during the term of this lease when the premises are not relet end for any deficiency result from a reletting of such demised premises plus expenses for the reletting.

In the event LESSEE discontinues using the premises for the uses specified and purposes enumerated herein and activities related thereto, without the consent of LESSOR from the date hereof, the LESSOR reserves the right to terminate this lease. The failure of the LESSEE to operate the facilities for the above-mentioned uses for a period of at least fifteen (15) consecutive days shall constitute discontinuance of use of the premises.

44. RIGHT OF HOLDER OF RECORD OF A SECURITY INTEREST. In the event, the LESSOR seeks to terminate the privilege interest or estate created by this lease for breach or by default of the LESSEE, each recorded holder of a security interest nay, at its option, cure or remedy the default or breach for nonpayment of rent within five (5) days or any other default or breach within sixty (60) days from the date of receipt of the notice hereinabove set forth, or within such additional period as the LESSOR may allow for good cause, and add the cost thereof to the mortgage debt and the lien of the mortgage. Upon failure of the holder to exercise its option, the LESSOR may:

(a)	Pay to the holder from any monies at its disposal, the amount of the mortgage debt, together with interest and penalties, and secure an assignment of said debt and mortgage from said holder or if ownership of such privilege, interest or estate shall have vested in such holder by way of foreclosure, or action in lieu thereof, the LESSOR shall be entitled to the conveyance of said privilege interest or estate upon payment to said holder of the amount of the mortgage debt, including interest and penalties, and all reasonable expenses incurred by the holder in connection with such foreclosure and preservation of its security interest, less appropriate credits, including income received from said interest or estate subsequent to such foreclosure; or

(b)

If the property cannot be reasonably reassigned without loss to the LESSOR, then terminate the outstanding privilege interest or estate subject to the lien of such mortgage, without prejudice to any other right or remedy for arrears of rent or for any preceding or other breach or default and thereupon use its best efforts to redispose of the land affected land to a qualified and responsible person free and clear of the mortgage and the debt thereby secured; provided, that a reasonable delay by the LESSOR in instituting or prosecuting any right or remedy it may have under Section 171-21, Hawaii Revised Statues, shall not operate as a waiver of such right or to deprive it of such remedy when it may still hope otherwise to resolve the problems created by the breach or default. The proceeds of any redisposition effected hereunder shall be applied, first, to reimburse the LESSOR for costs end expenses in connection with such redisposition, second, to discharge in full any unpaid purchase price or other indebtedness owing the LESSOR in connection with such interest or estate terminated; third, to the mortgagee to the extent of the value received by the LESSOR upon redisposition which exceeds the fair market lease value of the lane as previously determined by the LESSOR’S appraiser and fourth, to the owner of the privilege interest or estate.

45. EXCUSED PERFORMANCE. Neither party shall be liable to the other for loss, damage or delay arising from strikes, lockouts, shortage of labor, other labor disturbance, civil commotion, acts of God, force majeure or from any other event which may be fairly deemed to be beyond the control of either party.

If any of the foregoing circumstances causes stoppage of the movement of the LESSEE’S invitees’ vessels in or out of Honolulu Harbor, and causes termination of the LESSEE’S operations at the premises, for more than seven (7) consecutive days, the MAG provided for in paragraph 9 shall be reduced in the proportion that the number of days of such stoppage bears to each calendar year during which such circumstances occurred or continued, deducting the first seven (7) days thereof in computing any such period, provided that the LESSEE’S obligation to pay rent shall provide that the LESSEE’S obligation to pay rent shall be reduced prorata to the extent that the LESSEE is prevented from using the premises and should the LESSEE be prevented from using the premises under the foregoing circumstances beyond the sixty (60) days, the LESSEE may terminate this agreement. In the event a stoppage begins in a lease year and terminates in the following year, the following procedure will apply in determining the ratio to be used in computing the reduction of the MAG in paragraph 9:

(a)	If the period of stoppage exceeds seven (7) consecutive days in one (1) lease year but not in the other, the full period of stoppage, less seven (7) days, will be allocated to the lease year in which the stoppage exceeds seven (7) days, and none of the stoppage will be allocated to the other year.

(b)	If the period of stoppage does not exceed seven (7) days in either year but does exceed seven (7) days in total, the full period of stoppage, less seven (7) days, will be allocated to the succeeding lease year, and none of the stoppage will be allocated to the prior lease year.

(c)	If the period of stoppage does not exceed seven (7) days, no stoppage will be allocated to either year.

(d)	If the period of stoppage exceeds seven (7) days

in the first year and seven (7) days in the succeeding year, the stoppage in each year will be allocated to each such year.

In the event any court having jurisdiction in the matter renders a decision which becomes final and which prevents the performance by the LESSOR or the LESSEE of any of its major obligations under this lease, either party may terminate this lease by written notice, and all further rights and obligations hereunder (with the exception of any undischarged rights or obligations that had accrued prior to the effective date of termination) shall thereupon terminate. If the LESSEE is not in default under any of the provisions of this lease on the effective date for such termination, any payments under this lease, prepaid by the LESSEE, shall, to the extent allocable to any period subsequent to the effective date of the termination, be promptly refunded to the LESSEE.

46. CONDEMNATION. If at any time during the term hereof the premises or any part thereof shall be required, taken or condemned for any public use, by any condemning authority, including the LESSOR, then and in every such case the estate and interest of the LESSEE in the property taken shall at once terminate, and all compensation payable or to be paid by reason of the taking of any land shall be payable to and be the sole property of the LESSOR, and the LESSEE shall not by reason of the taking be entitled to any claim against the LESSOR for compensation or indemnity for its leasehold interest; that such compensation as shall represent the value of any buildings or improvements erected or owned by the LESSEE upon the land shall be divided between the LESSOR and LESSEE in the ratios that the expired and unexpired portions of the term of this lease, respectively, shall bear to the whole term hereby created, and that in case only a part of the buildings or improvements constructed or owned by the LESSEE are taken, the LESSEE may claim and receive from the condemning authority but not from the LESSOR, any expense incurred by the LESSEE in repairing any damage thereto; provided that, in case a part of the premises shall be required, taken or condemned, the rent thereafter payable for the remainder of the term shall be reduced in the proportion that the area of land so taken shall bear to the area hereby; provided, further, that in case such condemnation and taking shall by mutual agreement of the parties hereto be held to render the remainder of the premises unfit for the purposes of the LESSEE, the LESSEE shall have the option to surrender this lease.

47. RIGHT TO ENTER. The LESSOR and the agents and representatives of the county in which the premises are situated may enter and cross any portion of the premises for the purpose of performing any public or official duties; provided, however, in the exercise of such duties, the rights of the LESSEE to the use and enjoyment of the premises shall not be unreasonably interfered with.

48. ACCEPTANCE OF RENT NOT A WAIVER. That the acceptance of rent by the LESSOR shall not be deemed a waiver of any breach by the LESSEE of any term, covenant or condition of this lease, nor of the LESSOR’S right of reentry for breach of covenant, nor of the LESSOR’S right to declare and enforce a forfeiture for any breach, and the failure of the LESSOR to insist upon strict performance of any such term, covenant or condition, or to exercise any option herein conferred, in any one or mere instances, shall not be construed as a waiver or relinquishment of any such right for any subsequent breach of any term, covenant or condition.

49. EXTENSION OF TIME. That notwithstanding any provision contained herein to the contrary, wherever applicable, the LESSOR may for good cause shown, allow additional time beyond the time or times specified herein to the LESSEE, in which to comply with, observe or perform any of the terms, conditions and covenants contained herein.

50. SURRENDER. That the LESSEE shall and will at the expiration or sooner termination of this lease, peaceably and quietly surrender and deliver possession of the premises to the LESSOR, together with all improvements constructed thereon of whatever name or nature, in good order and condition, reasonable wear and tear excepted; provided , that trade fixtures, equipment and personal property may be removed by the LESSEE; and provided further , that within thirty (30) days after the termination or expiration of this lease, the LESSOR may, at its option and upon written notice to the LESSEE, require the LESSEE to remove all or any portion of any improvements constructed on the premises of whatever name or nature, and its equipment, fixtures, trade or otherwise, and/or personal property all at LESSEE’S sole expense and cost.

The LESSEE shall, in the removal of any of its improvements, equipment, trade fixtures and/or personal property from the premises, conduct such removal in such a manner as to cause no damage to the premises, and in the event of such damage, LESSEE shall, at its own cost and expense, repair or replace the same.

If the LESSEE fails or neglects, when so required by the LESSOR, to remove all or any portion of any improvements constructed on the premises of whatever name or nature, equipment, fixtures, trade or otherwise, and/or personal property within thirty (30) days after receipt of written notice to so remove, the LESSOR may remove and dispose of the same and charge the cost of such removal and disposal to the LESSEE, which costs the LESSEE hereby agrees to pay.

51. SURRENDER FOR PUBLIC PURPOSES. If at any time during the term of this lease, all or any portion of the premises is required for any public purpose, the LESSEE shall, upon written notice from the LESSOR given not less than one (1)

year in advance, surrender all or such portion of the premises as may be required and remove therefrom all of its improvements, equipment, personal property and trade fixtures, at no cost to the LESSOR. The LESSEE shall not, by reason of its surrender, be entitled to any claim against the LESSOR for its leasehold interest, for any reduction in rent or for any of its costs of removal. If, however, an alternate location on State property is available, the LESSOR, at its option, may, without rental adjustment, provide to the LESSEE the alternate location by appropriate amendment to this lease, and permit the LESSEE to relocate its improvements, equipment, personal property and trade fixtures thereon, at no cost to the LESSOR. If, however, the surrender of a portion of any of the premises renders the remainder unsuitable for the purposes of the LESSEE, and the LESSOR provides no alternate location, the LESSEE may surrender the remainder of the premises and be relieved of any further obligation hereunder except its obligation to remove from the premises all of its improvements, equipment, personal property and trade fixtures, within such reasonable period as nay be allowed by the LESSOR. Upon failure of the LESSEE to so remove, the LESSOR may proceed in accordance with the aforesaid provision stated in the aforesaid paragraph subtitled “Surrender”.

52. TERMINATION OF LEASE BY LESSEE. The LESSEE may terminate this lease upon delivery of a 364-days written notice to the LESSOR. The LESSEE shall be liable for payment of the existing rental at the time of termination for a period of six (6) months. All existing improvements shall become the property of the LESSOR, excluding the container cranes. The LESSEE shall remove the container cranes from the premises within sixty (60) days after the lease is terminated.

53. INVALID PROVISION - SEVERABILITY. In the event any term, covenant or conditions herein contained is held to be invalid by any court of competent jurisdiction, such invalidity shall not affect any other term, covenant or conditions herein contained, provided that such invalidity does not materially prejudice either the LESSOR or the LESSEE in their respective rights and obligations contained in the valid terms, covenants or conditions hereof.

IN WITNESS WHEREOF, the LESSOR and the LESSEE herein have caused these presents to be executed this 12th day of January, 1996, both effective on the day and year hereinabove set forth.

LESSOR: STATE OF HAWAII

	By	/s/ Director of Transportation
Its Director of Transportation

LESSEE: SEA-LAND SERVICE, INC.

(SEAL)	By	/s/ Sea-Land Service, Inc.
Its

	By	Vice Pres. & Gen. Mgr
Its

APPROVED AS TO FORM:

/s/ Deputy Attorney General
Deputy Attorney General

APPROVED:

BOARD OF LAND AND NATURAL RESOURCES

By	/s/ Board of Land and Natural Resources	Approved by the Board at its meeting held on 9-10-93, K-3
Chairperson and Member

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